Exhibit 10.1
Execution Copy
SHAREHOLDERS’ AGREEMENT
THIS AGREEMENT IS MADE ON THIS 25th Day OF NOVEMBER, 2005 BETWEEN
(1)	MAN Financial Holdings Limited, a Company incorporated under the Laws of England and having its office at Sugar Quay, Lower Thames Street, London EC3R 6DU, hereinafter referred to as ‘MAN’ (which expression shall unless repugnant to the context or subject, include its successors and assigns) of the FIRST PART;

AND

(2)	Sify Limited (Formerly Satyam Infoway Limited), a Company incorporated under the Companies Act. 1956 having its registered office at 2nd Floor, Tidel Part, No.4, Canal Bank Road, Taramani. Chennai, — 600 113, hereinafter referred to as “SIFY” (which expression shall unless repugnant to the context or subject, include its successors and assigns) of the SECOND PART;

AND

(3)	REFCO-Sify Securities India Private Limited, a Company incorporated under the Companies Act, 1956 having its registered office at 2nd Floor, C Block, Modern Mills Compound, Jacob Circle, Mahalaxmi, Mumbai 400 011, hereinafter referred to as the “Company” (which expression shall unless repugnant to the context or subject, include its successors and assigns) of the THIRD PART.

Each of MAN, SIFY and the Company are hereinafter individually referred to as a “Party” and collectively as the “Parties”.

WHEREAS
(i)	Refco-Sify Securities India Private Limited was formed as a Joint Venture in the year 2000 between Refco Group Holdings Inc. and SIFY and Refco Group Holdings Inc. SIFY and the Company had entered into a shareholders agreement dated March 25, 2000 (the “Existing Shareholders Agreement”);

(ii)	Subsequent to the sale of the Refco Group in USA to MAN, 70.15% shares held by Refco Group Limited LLC in Refco-Sify Securities India Private Limited are proposed to be transferred to MAN.

(iii)	MAN and SIFY, both being the shareholders of the Company subsequent to transfer of shares, as aforesaid are desirous of entering into this Agreement in supersession of the Existing Shareholders Agreement on the terms and conditions contained herein.
NOW IT IS HEREBY AGREED BY AND BETWEEN THE PARTIES HERETO as follows:
SECTION 1
DEFINITIONS AND INTERPRETATION
1.1	Definitions
As used herein, the following expressions shall have, unless the context otherwise requires, the following meanings:
1.1.1	“Act” shall mean the Companies Act, 1956 and any statutory modification or re-enactment thereof for the time being in force;

1.1.2	“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person; provided that no Shareholder shall be deemed an Affiliate of the Company or any other shareholder of the Company solely by reason of any investment in the Company. For the purposes of this Agreement, the term “Control” (including with correlative meanings, the terms “controlling” “controlled by” and “under common control with ”) means, as used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the

Execution Copy
direction of the management and policies of such Person, whether through the ownership of voting securities, by contact or otherwise;
1.1.3	“Agreement” shall mean this shareholders’ agreement dated 25 November, 2005 signed by and on behalf of each of the Parties;

1.1.4	“Alternate Directors” shall mean the alternate directors which each of MAN and SIFY’ Nominee Directors nominate for appointment by the Board pursuant to the Articles and Clause 6.5 of this Agreement;

1.1.5	“Annual Business Plan” shall mean the annual business plan of the Company formulated in the manner laid down in Clause 13.1 of this Agreement;

1.1.6	“Articles” shall mean the articles of association of the Company in the amended form to be mutually agreed to between MAN and SIFY;

1.1.7	“Auditors” shall mean Ernst & Young, KPMG, PWC or such other internationally recognized auditors as may be appointed pursuant to Clause 13.2. of this Agreement;

1.1.8	“Authorised Share Capital” shall mean the initial authorized share capital of the Company of the amount of Rs. 650,000,000 divided into 65,000,000 equity shares of Rs. 10/- each or such other authorised capital of the Company as may be amended by the shareholders in accordance with the provisions of the Articles or this Agreement;

1.1.9	“Board” shall mean the board of Directors of the Company;

1.1.10	“Business Day” shall mean a day on which banks and/or Stock Exchangers are open for business in Mumbai, India and New York, USA; UK.

1.1.11	“Chairman” shall mean the chairman of the Board;

1.1.12	“Closing Date” shall mean the date on which MAN becomes a shareholder of the Company.

1.1.13	“Director” shall mean a Director of the Company from time to time.

1.1.14	“Effective Date” shall mean the date on which this Agreement will come into effect, and is the date on which both Parties sign this Agreement.

1.1.15	“Equity Shares” or “Shares” shall mean the equity shares of the Company.

1.1.16	“Executive Director” shall mean the executive director of the Company appointed pursuant to Clauses 6.3 and 6.6 of this Agreement;

1.1.17	“SIFY Equity Shares” shall mean collectively, the Equity Shares held by SIFY;

1.1.18	“SIFY Nominee Directors” shall mean the Directors nominated to the Board by SIFY pursuant to Clause 6.3 of this Agreement;

1.1.19	“Managing Director” means the managing director of the Company appointed pursuant to Clauses 6.3 and 6.6 of this Agreement;

1.1.20	“Memorandum” shall mean the memorandum of association of the Company in the amended form to be mutually agreed to between MAN and SIFY.

1.1.21	“Permitted Activities” shall mean the permitted activities of the Company specified in Section III of this Agreement.

1.1.22	“Person” shall mean an individual, corporation, partnership, limited or unlimited liability company, association, trust or other entity or organization including a government or political sub-division or an agency or instrumentality thereof.

1.1.23	“Shareholders” shall mean Persons holding Share(s) of the Company.

1.1.24	“Share Capital” shall mean the paid up share capital of the Company;

Execution Copy
1.1.25	“MAN Equity Shares” shall mean collectively, the Shares representing 70.15% of the paid up share capital of the Company acquired by MAN from Refco Group Moldings Inc.

1.1.26	“Man Investments” shall mean those Affiliates of MAN which form part of the division known as Man Investments;

1.1.27	‘MAN Nominee Directors’ shall mean the Directors nominated by MAN pursuant to Clause 6.3 of this Agreement;
1.2	Interpretation
1.2.1	Except as other expressly provided herein, expressions defined in the Act have the same meaning as in the Act;

1.2.2	Any reference to any statutory enactment shall be deemed to include a reference to such enactments as are re-enacted, modified or amended.

1.2.3	Unless the context otherwise requires words importing the masculine gender also includes the feminine gender and vice versa;

1.2.4	References to a particular clause, paragraph, sub-paragraph, section or Annexures shall, except where the context otherwise requires, be a reference to that clause, paragraph, sub-paragraph, section or Annexures in or to this Agreement;

1.2.5	The headings arc inserted for convenience and are to be ignored for the purpose of construction;

1.2.6	The words “include” and “including” are to be construed without limitation;

1.2.7	The Annexures to this Agreement form part of this Agreement and will be of full force and effect as though they were expressly set out in the body of this Agreement;

1.2.8	Any reference to any agreement, deed, instrument, licence, code or other document of any description shall be construed, at the particular time, as a reference to that agreement, deed, instrument, licence, code or other document as me same may then have been amended, varied, suppleted, modified, suspended or novated.
SECTION II
ESTABLISHMENT AND SCOPE OF THE COMPANY
2.1	Establishment of the Company

The Company has been incorporated under the name and style of Refco-Sify Securities India Private Limited on 29th December, 1999 in the State of Maharashtra under the Companies Act, 1956. Upon execution of this Agreement the name of Refco-Sify Securities India Private limited will be changed to Man-Sify Securities India Private Limited. It is agreed between the Parties that, unless otherwise mutually agreed between MAN and SIFY in writing, the Company will lose its right to use the names of MAN or SIFY, as the case may be, in case the shareholding of the respective party falls below 26% at any point in time and the Company and the continuing shareholder(s) shall take all necessary steps (including exercise of voting and other rights available to the continuing shareholder(s) in relation to the Company, at the shareholders meeting and/or at the meeting of the Board) to change the name of the Company within 45 days from the date of the shareholders meeting.

2.2	Memorandum and Articles of Association

The Memorandum and Articles of the Company shall reflect fully the relevant provisions of this Agreement. The Parties acknowledge and agree that within 60 days from the date of signing of this Agreement, the Parties shall cause the Company to amend the Memorandum and/or Articles to incorporate all the provisions of this Agreement and to incorporate an article to the effect that in the event the provisions of the Memorandum and/or Articles are in conflict with this Agreement or are ambiguous, the provisions of this Agreement shall supercede and prevail.

Execution Copy
section iii
PERMITTED ACTIVITIES
3.1	Permitted Activities

Unless otherwise agreed to in writing by the Parties, the Permitted Activities shall be the fallowing:
3.1.1	To carry on and undertake the business of share broking, stock and commodities futures and derivatives and general brokers and dealers for shares, debentures, stocks, bonds, units, obligations, securities including government securities, participation certificates, reselling of mutual/hedge funds units including third party mutual/hedge funds, to undertake portfolio management services and to act as underwriters, sub-underwriters to any issue of shares, securities or bonds and to apply for membership of any stock exchange in India or abroad as may be agreed by the Parties from time to time.

3.1.2	Additional activities as may be decided by the Board from time to time in accordance with the provisions of this agreement.
SECTION IV
CAPITALIZATION OF THE COMPANY
4.1	Authorised Share Capital of the Company:

The Company has an Authorised Share Capital of Rupees 650,000,000/- divided into 65,000,000 number of Equity Shares of Rupees 10/- each. The Company will operate on the basis that, subject to the provisions of this Agreement or unless otherwise mutually agreed to by the Parties, the Share Capital of the Company will be held, at all time, in the ratio of 70.15:29.85 by MAN or its nominees and SIFY or it’s nominees respectively. Except as otherwise permitted or provided in this Agreement, the issued share capital and any further issue of Shares by the Company shall always be held by the Parties in the manner and proportion mentioned above.

4.2	Transfer of shares and Share Certificates:

4.2.1	SIFY provides its irrevocable consent to the proposed transfer of the entire shareholding of Refco Group Holdings Inc. representing approximately 70.15% of the paid up shares capital of the Company to MAN and hereby waives all its rights (including pre-emption rights, if any) available under any agreement or otherwise which relate to the aforesaid transfer. SIFY further agree and undertakes that it shall do all such further things and execute and deliver all such additional documents as may be necessary to give full effect to the transfer of Shares as aforesaid.

4.2.2	The Company also provides its consent to the proposed transfer as aforesaid and hereby agrees and undertakes to transfer and deliver to MAN share certificates of the Company representing the appropriate number of Shares as described in Clause 4.2.1 above.

4.3	Employee Stock Option (ESOP):

The Board shall have the right to consider allotment of equity shares to its Key employees and Directors to reward their efforts and to allow the management to participate in the growth of the Company.

4.4	Additional Shareholders: No Share shall be issued to any third party, except the Employee Stock Option (ESOP) mentioned in Clause 4.3, without the mutual consent in writing of MAN and SIFY.

4.5	Effective Date of Agreement

This Agreement shall come into effect on the Closing Date save and except Section 1, Section 2, Section 3, Section 4.1, Section 4.2, Section 4.3, Section 4.6, Section 9, Section 15 (excluding Sections 15.2, 15.4, 15.6 and 15.9), which shall, as the circumstances may admit, come into effect from the date of execution of this Agreement by the Parties.

4.6	Approvals

Execution Copy
The Company shall be responsible for obtaining licences, permits, approvals and consents as may be necessary, for and in relation to the transfer of Shares as slated in Clause 4.2 herein and/or for any further issue of shares of the Company. Notwithstanding such infirmities due to lack of the licences, permits, approvals and consents as may be neecessary, the Parties obligations in terms of the further issue of Shares by the Company shall continue in the best suitable manner as may be mutually agreed by the Parties provided that the same is nut in violation of applicable law.
SECTION V
TRANSFER OF SHARES
5.1	If either MAN or SIFY propose in transfer any of the Shares held by them, the non-transferring Party shall have the pre-emptive right to acquire all the Shares offered for sale, at a Price per Share reflecting the fair market value of those shares as certified by the Auditors, or any other valuation mutually agreeable to the transferring and non-transferring Parties (“Fair Price”). The pre-emptive right may be in respect of all the Shares offered for sale by the Party proposing to transfer any Share (hereinafter called the “Proposed Transferor”).

5.2	The Proposed Transferor shall give notice to the Company that it/ they desire to transfer the Shares and such notice shall enable the Company to act as their/ its agent for sale to the non-transferring Party. The transfer notice shall not be revocable except with the unanimous approval of the Board.

5.3	The Company shall forthwith upon receipt of the aforesaid transfer notice pursuant to Clause 5.2 forward the same to the non-transferring Party, (hereinafter referred to as the “Proposed Purchaser”). The Proposed Purchaser shall within three mouths of being served with the notice inform in Company whether they/ it are/ is willing to purchase any or all of the Shares at the price specified in Clause 5.2. In case they/ it are/ is willing, then the Proposed Purchaser shall, subject to all regulatory approvals to be obtained pay the Fair Price in respect of the Shares it/ they has/ have agreed to purchase within 90 days of such acceptance.

5.5	If in any case, the Proposed Transferor after having been bound as aforesaid makes a default in transferring the Shares, the Company may receive the purchase money and the Proposed Transferor shall be deemed to have appointed any one Director or the Secretary of the Company as his agent to execute the transfer of the Shares to the purchasing member and upon the execution of such transfer the Company shall hold the purchase money in trust for the Proposed Transferor. The receipt by the Company of the purchase money shall be a good discharge to the Proposed Transferor and after his/ its name has been entered in the register in the purported exercise of the aforesaid power the validity of the proceedings shall not be questioned by any Person.

5.6	If the Proposed Purchaser does not within a period of ninety days (90) from the date of acceptance of the offer made by the Proposed Transferor, pay the Fair Price for the Shares accepted, the Proposed Transferor shall at any time within six months thereafter be at liberty to sell and transfer the Shares to any Person at any price not below the Fair Price.
5.7	Conditions for Third Party Transfers

In the event of any permitted salt to a third party under this Section V, it shall be a condition precedent that such third party shall, in advance to or concurrent with such sale, deliver to the non-transferring Party and to the Company written confirmation of such third party’s acknowledgement of, and agreement to be bound by, the provisions of this Agreement (with appropriate amendments as approved by the Board), and to assume (on a pro rata basis equal to the Company ownership percentage represented by the Shares acquired from the transferor pursuant to the procedures specified in Section V) the transferor’s right and obligations hereunder.

5.8	Tag Along Rights

Recognising that SIFY shall be a shareholder holding less than 50% of the shares, the Parties agree that in the event MAN proposes to transfer some or all of MAN’s Equity Shares, in addition to the rights mentioned in clauses herein above. SIFY shall also have the option to request MAN to sell the SIFY’s Equity Shares alongwith the Shares proposed to be transferred

Execution Copy
by MAN to such persons at the price and on the terms and conditions as may be applicable to the sale of MAN’s Equity Shares. In the event of such an option being exercised by SIFY within a period of 90 days mentioned in clause 5.6 above, MAN will be obliged to arrange for sale of the SIFY’s Equity Shares to the third party on the terms and conditions and at the price applicable to the sale of MAN’s Equity Shares.
5.9	Transfer to Affiliates:

5.9.1	Each of SIFY and MAN may transfer their Shares, rights and obligations hereunder to an Affiliate, and such Affiliate may transfer such Shares to another Affiliate of SIFY or MAN, as the case may be, provided that:
(i)	such transferring shareholder has provided 30 Business Days prior written notice of its intention of such transfer to the other shareholder(s);

(ii)	prior to a transferee ceasing to be an Affiliate of either SIFY or MAN, as the case may be, or the transferee becoming subject to receivership, bankruptcy, insolvency, dissolution, liquidation or any similar proceeding (“Insolvency”), or in the event that the aforementioned events take place, the transferring shareholder shall buy back the Shares from such transferee, or if such transferring shareholder is subject to Insolvency or has been deregistered, then MAN or SIFY, as the case may be, shall buy back the Shares from the transferee;

(iii)	such transferee is not in receivership, bankruptcy, insolvency, dissolution, liquidation or any similar proceeding; and

(iv)	the transferring Shareholder remains responsible for the compliance by the transferee of its duties and obligations under this Agreement.
5.9.2.	Each of SIFY and MAN and any transferee of Shares from either of them or an Affiliate of either of them, hereby agree and undertake to each other that in the event of transfer of Shares to an Affiliate as provided in Clause 5.9.1 above, they shall obtain a power of attorney in favour of the Company and such other documents as may be required from the transferee, and shall themselves give the Company a power of attorney, to ensure that on occurrence of any of the events mentioned in Clause 5.9.1 (ii) above, the Company would be entitled cause the sale and transfer of such transferred shares, from the Affiliate to the transferring shareholder, or if such transferring shareholder is subject to Insolvency or been deregistered then to MAN or SIFY, as the case may be.
5.10.	No party shall transfer the Shares save and except in the manner provided in this Section V.
SECTION VI
MANAGEMENT OF THE COMPANY
6.1	Board of Directors

The Company shall be managed by the Board pursuant to this Section VI and the Act. The Board shall have the general authority to take any decisions of the Company consistent with the provisions of this Agreement, the Articles and the Act.

6.2	Number of Directors

The Board of the Company shall consist of five (5) Directors. MAN shall have 3 Directors as its nominees and SIFY shall have 2 Directors as its nominees. The Chairman of the Company shall be a MAN nominee. Upon execution of this Agreement, the Shareholders of the Company shall take all steps as may be necessary to appoint MAN’s nominees on the Board of the Company.

6.3	Appointment. Removal and Filling of casual vacancies

Unless otherwise agreed by the Parties, MAN shall have the right to appoint three (3) Directors including the Chairman of the Company and the appointment, removal and filling of casual vacancies of these Directors shall be effected directly by MAN.

SIFY shall have the right to appoint two (2) Directors and the appointment, removal and filling of casual vacancies of these Directors shall be effected directly by SIFY.

6.4	The Directors nominated by MAN on the Board of the Company may be foreign nationals in the wholetime employment of MAN or one of its affiliates.

Execution Copy
6.5	Alternate Directors

6.5.1	The Board shall be entitled to appoint Alternate Directors to act for a Director, at the request of any of MAN or SIFY who has nominated such Director.

6.5.2	Alternate Directors to be appointed for nominee Directors of each of MAN and SIFY shall be individuals proposed by MAN or SIFY, as the case may be, only and accepted by the Board, which acceptance shall not be unreasonably withheld. The Alternate Director shall be entitled to participate and vote at the meetings of the Board in the absence of the Original Director.

6.6	Appointment of the Chairman

The Chairman of the Board will be a Director nominated by MAN. Managing Director and Executive Directors of the Company will be appointed by the Board. No person shall be appointed as Managing Director or as Executive Director if either MAN or SIFY has reasonable objection to the appointment of such person.

6.7	The Chairman of any Board Meeting of the Company shall not have a casting vote.

6.8	Compensation to Directors

Any compensation payable to Directors shall be determined by the Board.

6.9	Committees of the Board
6.9.1	The Board shall have the power to constitute, if necessary, committees or sub committees of the Board and delegates such of its powers to the aforesaid committee as it deems fit.

6.9.2	At least one Director representing MAN and SIFY respectively shall always be a member of any Committee or Sub Committee constituted by the Board, provided that MAN’s Directors shall be a majority of each Committee.

6.9.3	All decisions taken by the Committee of Directors shall be reported to the Board of Directors. All decisions shall be taken by the Committee of Director by unanimous consent. In the event any business remains untransacted due to the members of the committee present at the meeting of the committee not arriving at a unanimous consent, such a business shall be referred to the board of directors for final decision.
6.10	Proceedings for the Board

6.10.1	Meetings of the Board

The Parties intend that meetings of the Board shall be held at least once in every quarter and at least four such meetings shall be held every calendar year. The Directors may adjourn or otherwise regulate their meetings and proceedings as they may think fit.

6.10.2	Place of Meetings

All meetings of the Board shall normally be held at the registered/ Corporate office of the Company or such other place as decided by the Managing Director of the Company. The Parties agree that the Board Meetings of the Company may also be held through telephone/ video conference calls.

6.10.3	Quorum

The quorum for the meeting of the Board shall be one-third (1/3) of its total strength (any fraction contained in that one-third being rounded-off as one) or two Directors, whichever is higher, subject to the conditions set forth hereinafter. Provided however that no quorum shall be validly constituted for any meeting including any adjourned meeting unless at least two Directors representing MAN or their alternate and one Director representing SIFY or his alternate is present at the commencement of the meeting and throughout its duration, unless otherwise agreed to in writing by the concerned Director who would not like to remain present.

6.10.4	Subject to other provisions contained in the Agreement, a meeting of the Directors at which a quorum is present shall be competent to exercise all or any of the authorities powers vested in or exercisable by the Directors generally by or under the Articles of the Company and this Agreement.

Execution Copy
6.11	Matters which require affirmative votes or MAN and SIFY
6.11.1	The Company and the Board of Directors of the Company shall not give effect to any decisions or resolutions of the Board in respect of any of the following matters except upon the affirmative vote of a majority of the Directors (or their duly authorized Alternate Directors) present and voting, which majority shall include at least one Director nominated or appointed or designated by MAN and one Director nominated or appointed or designated by SIFY:
(i)	Any amendment of the Memorandum of Articles of Association of the Company or change or modification in the rights of the shareholders;

(ii)	Dissolution, liquidation or winding up of the Company;

(iii)	Increase in or issue or allotment of any shares in the capital of the Company (including issue of ESOPs) or issue of debentures;

(iv)	Merger or amalgamation with any other company;

(v)	Creation of any mortgage, charge or other encumbrance in respect of the Company’s property and assets, except with respect to short term borrowings of the Company of tenure not exceeding 365 days including bank loans or facilities in the ordinary course of business or provided in the annual budget of the Company;

(vi)	Investments in or loans and guarantees’ to government agencies and bodies and to other firms and companies;

(vii)	Declaration of Dividends and appropriation of profits;

(viii)	Appointment of Committee, delegation of powers to the Committee;

(ix)	Appointment of Statutory Auditors and their remuneration;

(x)	Major changes in accounting policy and procedures;

(xi)	Borrowings or contracting or committing to borrow any amount other than in the normal course of business;

(xii)	Closure of business or activities of the Company or sale or transfer of its undertaking:

(xiii)	To take any action which materially impairs the financial interest of any party hereto in the Company;

(xiv)	Sale of any substantial assets/ equipment critical to the business of the company;

(xv)	Institution, termination or settlement of litigation where the amount in controversy exceeds INR 2 million

(xvi)	Approval of the Annual Operating budget and Annual Capital Expenditure budget;

(xvii)	Approval of contracts of a value in excess of INR 2 million;

(xviii)	The approval of items of Special business, in any notice convening on annual general meeting or any notice convening an extraordinary general meeting of the Company;

(xvii)	Any action concerning the corporate name of the Company (except as contemplated under clause 2.1) or the use of any trademark licensed to the Company by MAN or SIFY.
6.11.2	The business of the Company shall be managed by the Board, who may exercise all powers of the Company as are not prohibited or required by the Act or any statutory modifications thereof, for the time being in force or by this Agreement to be exercised by the Company in a General Meeting, subject nevertheless to the Articles, the provisions of the Act and this Agreement.

Execution Copy
6.12	Resolutions by Circulation
The Board of Directors may pass a resolution by way of circulation provided the resolution has been circulated in draft together with necessary papers, if any, to all the Directors or to all the members of the committee (not less than the quorum fixed for a meeting of the Board or committee, in accordance with this Agreement, as the case may be) at their usual addresses in India, and has been approved by such of the Directors or by a majority of such of them as are entitled to vote on the resolution, subject to compliance with Section 6.11.1 where applicable.
SECTION VII
SHAREHOLDERS’ MEETINGS
7.1.1	Meetings of the Shareholders of the Company shall normally be held at the registered/corporate office of the Company in Mumbai, India or such other places as the Board may determine.

7.2	The Chairman shall be the chairman of meetings of the Shareholders.

7.2.1	In no event, shall the chairman of the meetings of the Shareholders have a casting vote.
SECTION VIII
SELLING AGENCY
8.1	Selling Agency

So long as MAN holds at least 50% of the total paid up share capital of Company or MAN is the single largest shareholder of the Company, MAN or an Affiliate of MAN, subject to regulatory compliance, shall have the right to be a selling agent for the sale of the products and/or services of the Company within or outside India.

8.2	Subject to Clause 8.1. so long as MAN holds at least 50% of the paid up share capital of the Company or MAN is the single largest shareholder of the Company, subject to all regulatory compliance, the Company shall be appointed as selling agents within India for products and services provided by MAN and its Affiliates, which MAN would not otherwise be able to provide within India under the terms of this Agreement.

8.3	The arrangement between the Company and the selling agency shall be on arms length basis.
SECTION IX
REPRESENTATIONS AND WARRANTIES
9.1	Representations and Warranties of MAN

MAN represents and warrant as follows:
a)	MAN is British Company duly organized, validly existing and in good standing. MAN has all requisite corporate power and authority to own and operate its properties and assets, to enter into this Agreement, to carry out the provisions hereof and to carry on its business as presently conducted and as presently proposed to be conducted.

b)	MAN has all requisite corporate power and authority to execute and deliver this Agreement and the agreements contemplated hereby, and to perform the transactions to be consummated or performed by it hereunder and thereunder and this Agreements and the agreements contemplated hereby constitute valid and binding obligations of MAN executed and delivered by MAN enforceable against MAN accordance with their terms.

c)	The execution, delivery, performance of and compliance with this Agreement will not result in any material violation, or be in conflict with, or constitute a default under any terms of MAN Certificate of Incorporation, or of any mortgage, indenture or agreement to which it is a party or to

Execution Copy
which MAN acknowledges to be bound, or to the knowledge of MAN of any judgement, decree, order, writ, statute, rule or regulation applicable to MAN.
d)	All representations and warranties made by MAN in this Clause 9.1 are, as of the Effective Date, and all other written or oral statements in connection with this Agreement or the transactions contemplated hereunder will be, as of the time such statements are provided, true, complete and accurate in all material respects and do not and will not contain any untrue statements of material fact or omit to state any material fact required.
9.2	Representations and Warranties of SIFY
a)	SIFY is an Indian corporation duly organized, validly existing and in good standing. SIFY has all requisite power and authority to own and operate its properties and assets to enter into this Agreement, to carry out the provisions hereof and to carry on its business as presently conducted and as presently proposed to be conducted.

b)	SIFY has all requisite power and authority to execute and deliver this Agreement and the agreements contemplated hereby, and to perform the transactions to be consummated or performed by it hereunder and thereunder and this Agreement and the agreements contemplated hereby constitute valid and binding obligations of SIFY and when executed and delivered by SIFY will constitute valid and legally binding obligations of SIFY, enforceable against SIFY, in accordance with their terms.

c)	The execution, delivery, performance of and compliance with this Agreement will not result in any material violation, or be in conflict with, or constitute a default under any terms of SIFY’s Memorandum and Articles of Incorporation, or of any mortagage, indenture or agreement to which it is a party or to which SIFY is bound, or of any judgement, decree, order, writ, statute, rule or regulation applicable to SIFY.

d)	All representations and warranties made by SIFY in this Clause 9.2 are, as of the Effective Date, and all other written or oral statements in connection with this Agreement or the transactions contemplated hereunder will be, as of the time such statements are provided, true, complete and accurate in all material respects and do not and will not contain any untrue statement of material fact or omit to state any material fact required.
SECTION X
RESPONSIBILITIES OF THE SHAREHOLDERS
10.1	Responsibilities of the Shareholders:

Without in any way detracting from the obligations of the Parties expressly provided in this Agreement, the Parties shall have the following additional responsibilities.
a)	Each Party agrees to use its reasonable best effort to, or cause to be done, all things necessary or appropriate under applicable laws and regulations to consummate the transactions contemplated hereby as expeditiously as practicable, including without limitation, the performance of such further acts or the execution and delivery of any additional instruments or documents as any Party may reasonably request in order to carry out this Agreement and the transactions contemplated hereby.

b)	The Parties shall exercise their power as shareholders and cause the exercise of the powers by their nominees in the Board Meetings to ensure that:
i)	the Company carries on and conducts its business and affairs in a proper and efficient manner;

ii)	the Company transacts all its business on arm’s length basis;

iii)	the business of the Company shall be carried on pursuant to the policies laid down from time to time by the Board of Directors;

iv)	the Company shall maintain proper and adequate insurance against all risks usually insured against by Companies carrying on the same or similar business and (without

Execution Copy
prejudice to the generality of the foregoing) for the full replacement value of all its assets of an insurance nature:
v)	the Company shall not acquire, dispose, hire, lease any assets, goods rights or services otherwise than at the best price reasonably obtainable in the circumstances.
SECTION XI
DEADLOCK
11.1	Dead Lock:

If decisions mentioned in Clause 6.11.1 cannot be reached on account of a Veto by SIFY’s Directors then such matters shall be referred to the Managing Director of the Company and a director of MAN, who is not a Director on the Board of Directors of the Company and the CEO of SIFY. If a solution is still not found within a period of 60 days on such matters then such matters will be referred to arbitration.
SECTION XII
DIVIDEND
12.1	DIVIDEND

The Parties hereto declare their intent that the Board may, before recommending any dividend, set aside out of the profits of the Company such sums as the Board thinks fir, as a reserve or reserves which shall, at the discretion of the Board, be made for liabilities (including contingent and future liabilities) and working capital requirements.

12.2	After making necessary provisions for bonus, if any, for employees and taxes on income etc. and appropriations to reserves so as to entitle the Company to avail itself of all admissible tax benefits, the Parties shall cause the Company, subject to applicable legislation in India for the time being in force, to distribute dividend out of the net profits of the Company.

12.3	Subject to the provisions of Clauses 12.1 and 12.2 of this agreement, the dividend policy of the Company shall be mandatory recommendation of dividend at the rate of 33% of the distributable profits unless otherwise resolved by a unanimous resolution of the Board. The term “distributable profits” shall mean the profits available for the distribution after making the necessary provisions as required under Section 205 of the Act and rules framed thereunder.
SECTION XIII
FINANCIAL AND ACCOUNTING MATTERS
13.1	ANNUAL BUSINESS PLAN

The Annual Business Plan shall be developed by the MAN Nominee Directors on the Board in active consultation with the Managing Director of the Company. The Annual Business Plan will have to be approved every year by the Board of the Company. The business of the Company shall be carried out in accordance with the Annual Business Plan. The Annual Business Plan, inter alia, shall contain the financial marketing and operative policies of the Company.

13.2	FINANCIAL AND ACCOUNTING MATTERS

Subject to the provisions of the Act, the Shareholders shall appoint a recognized firm of chartered accountants mutually acceptable to the Parties as the Auditors of the Company. Provided however that any Auditors appointed by the Company shall be familiar with the accounting principles presently applicable in India or United States of America or any other accounting principles acceptable to MAN and SIFY.
13.2.1	The Company shall keep and maintain true and proper books of accounts end records in conformity with all applicable legislation and regulations in force in India for the time being

Execution Copy
and shall make therein true and complete entries of all its dealings and transactions of or in relation to its business, activities or operations. The Company shall retain all such books and records for at least 7 (seven) years after their creation or amendment
13.2.2	The Company shall compile, on a monthly basis, information concerning its finances, operations and accounts. In particular, the Company shall compile and furnish to each Party (i) as soon as possible after the end of each quarter, a balance sheet and profit and loss statement for such quarter and for the fiscal year to date, to reflect the true and fair view of the financial position of the Company in accordance with the applicable laws and the generally accepted accounting principles and practices: and (ii) such other financial information as either Party may from time to time reasonably request.

13.2.3	Two sets of the annual audited accounts of the Company shall be prepared in accordance with accounting principles generally accepted in India.

13.2.4	The Company shall permit representatives of either Party to inspect at reasonable intervals during regular business hours and on reasonable notice, such books, records and accounts including in particular the accounts referred to in Clauses 13.2.2 and 13.2.3 and all or any part of the Company’s operations and activities as may be necessary to confirm that all policies and procedures specified in this Agreement have been adhered to by the Company.

13.2.5	The Company shall provide access to its books of account, for the purpose of a periodical internal audit by the internal auditors of MAN.

13.2.6	The Parties shall take all actions as may be necessary to cause the Company to perform its obligations as set out above.
13.3	Taxes

The amount of any tax required by the laws of India to be withheld from any payment hereunder made to MAN and/or SIFY by the Company shall be to the account of MAN and/or SIFY. The Company shall furnish to MAN and /or SIFY any tax receipts or other records issued by India tax authorities sufficient to enable MAN and/or SIFY to establish payment of taxes described in the immediately preceding sentence in support of MAN and/or SIFY for appropriate income tax credit.
SECTION XIV
TERMINATION
14.1	Subject to Clause 14.3 of this Agreement, this Agreement may be terminated as follows:
14.1.1	By written agreement of the Parties;

14.1.2	By MAN or SIFY, upon the outer Party’s Share ownership in the Company falling below 20% unless the Parties mutually agree in writing, and provided that Shares of the Company which may hereafter be sold in a public issue shall not be taken into account for purposes of calculating such percentage.

14.1.3	By MAN or SIFY, upon the other Party commencing voluntary or involuntary winding up proceedings or insolvency proceedings, including upon being unable to fulfill its obligations as they come due making a general assignment for the benefit of its creditors.

14.1.4	By MAN or SIFY, in the event of a material default by the other party and failure to cure such default within sixty (60) days following receipt of notice of such default from the non-defaulting Party. For the purposes of the above clauses material fact or material default shall mean (i) a substantive matter; or (ii) any illegal act or (iii) the breach or non-performance of this Agreement, which materially and adversely affects the business or financial condition of the Company.

14.1.5	By MAN or SIFY, in the event that a force majeure event has arisen and continued for a period of 60 (sixty) days.

For the purpose of this Agreement, “Force Majeure” shall mean any act of God, war, warlike conditions, hostilities, riots, civil commotion, strikes, lockouts, labour trouble, general shortage and non-availability of raw materials, power supply, transport shortages, breakdown of plant or machinery or any other cause or circumstance of whatsoever nature beyond the control of either Party.

Execution copy
14.1.7.	By MAN or SIFY, if (i) the representations and warranties set forth by the other Party in Section XI above, or (ii) any other information provided by the other Party connection with this Agreement or the transactions contemplated hereunder, contain an untrue statement of a material fact or omit to state a material fact in order to make such representation or information not misleading.
14.2 Effective date of Termination:
The termination of the Agreement under clause 14.1 shall be effective on the sixtieth day (60th) following a Party’s receipt of the terminating Party’s notice of termination except where a time limit is otherwise specifically provided.
14.3 Effect of Termination;
Securities Buy— Out provisions
14.3.1.	Subject to clause 14.3.2., in the event of termination due to any of the causes referred to in Clauses 14.1.2, 14.1.3 and 14.1.4 the Party rightfully terminating this Agreement (the “Innocent Party”) shall have the right to purchase the shares of the other Party (the “Affected/Defaulting Party”) in the Company in accordance with the provisions of Section 5.2 of this Agreement. If a sale of shares is not made within six (6) months from the date of default in accordance with Section V of this agreement, the Parties shall agree to wind-up the Company in accordance with Clause 15.4 of this Agreement.

14.3.2.	If the consideration to be paid by SIFY to MAN in respect of shares to be acquired under clause 14.3.1 would be greater than US$ 400 million then:
(a)	clause 14.3.1 and section 5 of this Agreement shall cease to apply;

(b)	the relevant shares shall not be acquired; and

(c)	SIFY shall have the right to have the Company wound up in accordance with Clause 15.4 of the Agreement.
14.3.3.	In the event of termination due to any of the causes referred to in Sections 14.1.1, 14.1.5 the parties shall wind up the Company in accordance with Clause 15.4 of the Agreement.
SECTION XV
MISCELLANEOUS
15.1	Confidentiality:
15.1.1	The Parties agree that the terms of this Agreement, together with all confidential information or information which, by its nature, is intended to be exclusively for the knowledge of the recipient alone and any confidential information concerning the business transactions or the financial arrangements of the Parties, the Company, or of any Person or Entity with whom any of them is in a confidential relationship with regard to the matter in question coming to the knowledge of the recipient (the “Confidential Information”), shall be kept confidential and shall not be utilized for any purpose other than that for which it was disclosed without the prior written consent, of the disclosing party and after complying with such reasonable conditions as the disclosing party may require in relation thereto; provided, however, that any party may disclose the terms of this Agreement (i) to employees who have a need to know, (ii) to legal counsel, financial advisors and accountants of any Party (iii) or as may otherwise be required by law. The provisions of this Clause 15.1 shall survive the termination of the Agreement.

15.1.2	Each Party shall obtain from its employees involved in or otherwise having Knowledge of the transactions, an undertaking that they shall comply with the obligations set forth in this Clause 15.1.1

15.1.3	Notwithstanding anything to the contrary in Clauses 15.1.1 or 15.1.2, the provisions of this clause 15.1 shall not apply to information which:

Execution Copy
a)	Is in the public domain or becomes public knowledge as is generally known in professional circles or is generally known in professional circles or is generally known to companies in the communication business through no fault of any Party; or

b)	Subsequently becomes generally known through no fault of any Party.

c)	Is, at the time of disclosure thereof, already in the rightful possession of the receiving Party; or

d)	Is subsequently rightfully obtained by the receiving Party from a third party having free right of disposal of such information.
15.1.4	Any Director shall be entitled to inform the Party appointing such Director of all matters concerning the Company’s affairs. Subject to the foregoing, each Director and each Party receiving Company Confidential Information undertakes to keep such information confidential and shall not use or disclose any Company Confidential Information to a third party for any unauthorized purpose and shall take all reasonable precautions for the safe custody of such Confidential Information for so long as it shall remain confidential or proprietary.

15.1.5	Upon winding up of the Company, the Parties shall cooperate to enable each Party to remove, or have destroyed by the Company, all of such Party’s Confidential information in the possession of the company. Each Party shall retain sole ownership of all its Confidential Information provided to the Company to facilitate the transaction contemplated hereby, provided that the time of transfer, if the subject Confidential Information is in written form, it be labeled “Confidential Information”.

15.1.6	Any proprietary information / patents developed by the Company shall remain the property of the Company and on dissolution of the Company may be shared by the shareholders of the Company.
15.2	Indemnification
Each Party shall to the extent possible defend, indemnify to a maximum amount of INR 10 million, and keep harmless the other Party and its respective officers, directors, shareholders, employees, agents, independent contractors, representatives, and affiliates from and against any loss, damage, liability, cost or expense, including each attorneys, fees and disbursements, arising in connection with:
15.2.1	Any material breach of a representation of either Party as set forth in this Agreement; and

15.2.2	Any material breach of or failure to perform any covenant, agreement or obligation of either Party set forth in this Agreement or any agreement contemplated hereby.

This indemnity obligation shall survive the termination of this Agreement. Nothing in this clause shall be taken to limit a party’s rights, including rights to damages, otherwise existing at law.
15.3	Publicity
The Panics shall not issue any information, document or article for publication in any news or communications media or make any public statement in relation to this Agreement without the prior written consent of the other Party unless required to do so by applicable law. Without prejudice to the foregoing, any press release shall be co-ordinated between the Parties and subject to the Parties’ prior approval, which approval shall not be unreasonably withheld.
15.4	Winding Up
In the event that the Parties agree to discontinue the operations of and to dissolve and liquidate the Company pursuant to this Agreement, the Company shall forthwith be wound up and liquidated in accordance with the Act. The Parties shall cooperate and take whatever actions may be required to accomplish such liquidation in the most expeditious manner possible.
15.5	Compliance with Laws And Regulations
The Parties agree to use reasonable endeavour to cause the Company to comply with all laws applicable to its operations activities.
15.6	Non-Competition
15.6.1	Subject to Clause 15.6.2 below, during the continuance of this Agreement SIFY and/or any of its Affiliates, or MAN and/or any of its Affiliates, shall not carry on any of the activities specified in Clause 3.1.1 above within India, which are of a similar nature to, or competitive with the activities which are carried on from time to time by the Company.

Execution Copy
15.6.2	Clause 15.6.1 shall not apply to Affiliates of MAN which are members of the division known as Man Investments. The Company and SIFY hereby acknowledge and confirm that they have no-objection to Affiliates of MAN which are members of the division known as Man Investments carrying on any activities in India which do not compete with the activities being carried on from time to time by the Company.
15.6.3	MAN may incorporate one or more entities in India for the purpose of carrying on activities that do not compete with the activities carried on from time to time by the Company.
15.7	Assignment
The Parties shall not assign any of their rights under this Agreement, without the prior written consent of the other Parry save and except as expressly provided herein above.
15.8	Arbitration
In the event that a dispute arises out of or in connection with the validity, interpretation or implementation of this Agreement, the Parties shall attempt in the first instance to resolve such dispute through friendly consultations. If the dispute is not resolved in this manner within 60 days after the commencement of discussions by notice from one party to the other Party or such longer period as the Parties agree to in writing at that time, then either Party may refer the dispute to a single arbitrator acceptable to both and failing agreement, to three arbitrators, one to be appointed by each party and the third arbitrator to be jointly appointed by the two arbitrators appointed by the Parties. The arbitration proceedings shall be held in Singapore in accordance with the Arbitration Rules of the Singapore International Arbitration Centre (“SIAC Rules”) for the time being in force, which rules are deemed to be incorporated by reference in this Clause. The language of the arbitration shall be English.
15.9	Validity
This Agreement shall be valid and binding on the Parties until:
15.10.1       terminated;
15.10.2       the Company is wound up;
15.10.3       for a Shareholder, when it/they cease to be a shareholder in the Company.
excepting the Confidentiality and Indemnity provisions hereof, which shall be of continuing effect,
15.10	Severability
If any provision of this Agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, under any enactment or rule of law, such provision or part shall to that extent be deemed not to form part of this Agreement, but the legality and enforceability of the remainder of this Agreement shall not be affected.
15.11	Costs
Each party shall bear its own costs in connection with the negotiation, preparation and execution of this Agreement and the other documents referred to herein.
15.12	Further Assurance
Each party shall cooperate with the other and execute and deliver to the other such instruments and document and take such other actions as many be reasonably requested from time to time in order to carry out, evidence and confirm their rights and the intended purpose of this agreement.
15.13	Language
This Agreement is drawn up and execute in the English Language, which shall be the only valid text.
15.14	Legal And Prior Rights
All rights and remedies of the Parties hereto or of either of them hereunder shall be in addition to all other legal rights and remedies belonging to such Parties and the same shall be deemed to be cumulative and not alternative to such legal rights and remedies aforesaid and it is hereby expressly agreed and declared by and between the parties hereto that the determination of this Agreement for any cause whatsoever shall be without prejudice to any and all rights and claims of either Party hereto, hereunder which shall or may have accrued prior thereto.
15.15	Waiver
The waive of any default under this Agreement by either Party shall not constitute a waiver of the right to terminate this Agreement for any substantial default of a similar nature or under any other terms and conditions of this Agreement.
15.16 Modifications

Execution Copy
Non modification, alternation or amendment of this Agreement or any of its terms or provisions shall be valid or legally binding on the Parties unless made in writing and duly executed by or on behalf of both the Parties hereto.
15.17	Counterparts
This Agreement may execute in two or more counterparts, each of which shall be deemed an original but all of which constitute a single agreement.
15.18	Consents and Notices
All notices under his Agreement and the provisions contained herein shall be in writing and shall be deemed to be duly sent by registered post, facsimile transmission or courier to the other party at the address indicated below:-
To, MAN:
The Secretary,
MAN Financial Holdings Limited
Sugar Quay,
Lower Thames Street,
London EC3R 6DU
To, SIFY:
Sify Limited
2nd Floor,
Tidel Park.
No. 4. Canal Bank Road,
Taramani, Chennai, — 600 113
To, Company:
REFCO-Sify Securities India Private Limited 2nd Floor
C Block
Modern Mills Compound
Jacob Circle
Mahalaxmi
Mumbai 400 011
If any Party shall change its address written notice of such change shall he given to the other Party and any change shall, by this reference, be adopted into this Clause 15.19 and become part of this agreement. All notices shall be deemed to have been duly given on:-
a)	The date fourteen (14) days after positing if transmitted by airmail; registered post or courier or

b)	Twenty-four (24) hours after facsimile transmission with confirmation of error-free transmission.
16.1 Entire Agreement
This Agreement constitutes and represents the entire agreement between the Parties hereto with regard to the subject matter hereof and all mailers dealt with herein and cancels and supersedes all prior arrangements, agreements or understandings, if any, whether oral or in writing, between the Parties hereto on the subject matter hereof or in respect of matters dealt with herein,
16.2 Governing law
This Agreement shall be governed by the laws of India.
16.3. Waiver of all rights under the Existing Shareholders Agreement

Execution Copy
Upon execution of this Agreement . SIFY shall be deemed to have waived all its existing rights under the existing shareholders Agreement including but not limited to the right of pre-emption over the share held by Reico Group Limited LLC in the Company.
IN WITNESS WHEREOF, the Parties hereto have executed these presents the day and year first herein above written

Signed /s/ Karel Frederick Harbour	/s/ David Alan Brown
(for and on behalf of )	David Alan Brown
Man Financial Holdings Ltd.	Director
Mr. Karel Frederick Harbour
Designation: Director

Signed: /s/ Helen Davies Witness 1: Helen Davies
Signed: /s/ Ahm Marcus
Witness 2: Ahm Marcus
Signed : /s/ R. Ramaraj
(For and on behalf of)
Sify Limited
Mr. R. Ramaraj
Designation Managing Director and CEO
Signed: /s/ Gayathri R.S.
Witness 1: /s/ Gayathri R.S.
Signed /s/ M. Aravind
Witness 2: /s/ M. Aravind
Signed: /s/ Vineet Bhatnagar
(For and on behalf of)
REFCO-Sify Securities India Private Limited
Mr. Vineet Bhatnagar
Designation: Managing Director
Signed: /s/ R. Bhambhani
Witness 1: /s/ R. Bhambhani
Signed: /s/ V. Gandhi
Witness 2: /s/ V. Gandhi